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Exhibit 5.1

May 9, 2011

Polypore International, Inc.
11430 N. Community House Road, Suite 350
Charlotte, NC 28277

Re:
Registration Statement on Form S-4
File No. 333-173313

Ladies and Gentlemen:

        We have acted as counsel to Polypore International, Inc. (the "Company") and certain subsidiaries of the Company listed on Schedule A hereto (the "Guarantors") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (File No. 333-173313), as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance of up to $365,000,000 aggregate principal amount of new 7 1/2% Senior Notes due 2017 (the "New Notes") of the Company, unconditionally guaranteed by the Guarantors, to be offered in exchange for any or all of the outstanding 7 1/2% Senior Notes due 2017 (the "Original Notes") of the Company, unconditionally guaranteed by the Guarantors and originally issued and sold in reliance upon an exemption from registration under the Securities Act.

        The Original Notes were issued under, and the New Notes will be issued under, the indenture, dated as of November 26, 2010 (the "Indenture"), by and among the Company, the Guarantors and The Bank of New York Mellon, as trustee (the "Trustee"). The exchange of the Original Notes for the New Notes will be made pursuant to an exchange offer contemplated by the Registration Statement (the "Exchange Offer"). As used herein, the term "Registrants" refers to the Company and the Guarantors.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the form of New Notes, (b) the Indenture and (c) the respective certificates of incorporation (or equivalent), as amended, and by-laws (or equivalent) of the Registrants.

        We have also examined original, reproduced or certified copies of such records of the Registrants as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, agreements, documents, instruments and certificates of the Registrants submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; (iii) the due authorization, execution and delivery of all documents and agreements (including the Indenture) by all parties thereto (other than the Registrants) and the binding effect of such documents and agreements on all such parties (other than the Registrants); (iv) the legal rights and power of all such parties (other than the Registrants) under all applicable laws and regulations to enter into, execute and deliver such agreements and documents; and (v) the capacity of natural persons. As to all questions of fact material to such opinions, we have relied without independent check or verification upon representations contained in the New Notes and the Indenture; certificates of the Registrants and their respective officers, employees, agents and representatives; and certificates of public officials.

        We have also assumed that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture and is qualified and eligible under the terms of the Indenture to act as trustee thereunder; that the Trustee is in compliance, generally with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organization and legal power and authority to perform its obligations under the Indenture.

A.
Based upon the foregoing, and subject to the assumptions, limitations, qualifications and exceptions set forth below, we are of the opinion that:

1.
The execution and delivery of the Indenture have been duly authorized by the Registrants, and the Indenture constitutes a legal, valid and binding obligation of the Registrants enforceable against the Registrants in accordance with the terms thereof.

2.
The New Notes have been duly authorized by the Company and, when duly executed by the proper officers of the Company, duly authenticated by the Trustee, and issued by the Company in accordance with the terms of the Indenture and the Exchange Offer, will constitute legal, valid and binding obligations of the Company, will be entitled to the benefits of, and subject to the provisions of, the Indenture and will be enforceable against the Company in accordance with the terms thereof.

3.
The guarantees of the New Notes by the Guarantors have been duly authorized by the Guarantors and, when the New Notes are duly executed by the proper officers of the Company, duly authenticated by the Trustee and issued by the Company in accordance with the terms of the Indenture and the Exchange Offer, the guarantees of the New Notes will constitute legal, valid and binding obligations of the Guarantors, will be entitled to the benefits of the Indenture and will be enforceable against the Guarantors in accordance with the terms thereof.

B.
The foregoing opinions are subject to the following qualifications:

        The opinions set forth in paragraphs A.1 through and including A.3 are qualified in that the legality or enforceability of the documents referred to therein may be (a) subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (b) limited insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any enforcement thereof may be brought and (c) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing.

        This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law) and the Federal laws of the United States.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading "Legal matters" in the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

 Schedule A

Subsidiary	Jurisdiction
Celgard, LLC	Delaware
Daramic, LLC	Delaware
Daramic Acquisition Corp.	Delaware
Daramic Asia, Inc.	Delaware
Daramic Holding, LLC	Delaware
Daramic International, Inc.	Delaware
Microporous Holding, LLC	Delaware
Microporous Products, LLC	Delaware
MP Assets Corporation	Delaware

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  Exhibit 5.1
Schedule A